Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-76134, 333-65361, 333-65359, 333-65363, and 333-52928) on Form S-8 of Franklin Financial Corporation of our report dated May 14, 2004 appearing in this Annual Report on Form 11-K of Franklin Financial Employees Retirement Savings Plan for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC

Brentwood, Tennessee

June 29, 2005